Exhibit 10.1

Execution Version
SECOND AMENDED AND RESTATED
EXECUTIVE SERVICES AGREEMENT
THIS SECOND AMENDED AND RESTATED EXECUTIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2023 (the “Effective Date”), by and between Charles C. Ward (“Executive”) and Evolve Transition Infrastructure GP LLC (formerly known as Sanchez Midstream Partners GP LLC), a Delaware limited liability company (the “Company”) and the general partner of Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (the “Partnership,” and together with the Company, the “Partnership Parties”). Executive and the Company are collectively referred to herein as the “Parties,” and individually as a “Party.”
WHEREAS, the Parties previously entered into that certain employment agreement dated August 2, 2019, under which the Company has employed Executive as its Chief Financial Officer and Secretary and Executive has provided services for and on behalf of the Partnership Parties (the “Prior Agreement”);
WHEREAS, the Parties subsequently entered into that certain amendment and restatement of the Prior Agreement dated September 2, 2022, under which the Company has employed Executive as its Chief Financial Officer and Secretary and Executive has provided services for and on behalf of the Partnership Parties (the “Interim Agreement”); and
WHEREAS, the Parties desire to amend and restate the Interim Agreement to reflect Executive’s appointment as the Company’s Interim Chief Executive Officer on a temporary basis, and his continued employment as the Company’s Chief Financial Officer and Secretary and Executive is willing to accept such appointment and continued employment under the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:
1.Term: Executive agrees to continue to provide services for the Partnership Parties and the Company agrees to engage Executive as the Company’s Interim Chief Executive Officer on a temporary basis, and to continue to engage Executive to serve as the Company’s Chief Financial Officer and Secretary, pursuant to the terms and conditions of this Agreement and continuing until Executive’s services are terminated by either Executive or the Company, as applicable, in accordance with Section 4 below (the “Term”).
2.Place of Services: Executive will perform his duties under this Agreement at the Partnership Parties’ offices in Houston, Texas.
3.Compensation: During the Term of this Agreement, the Company agrees as follows:
(a)Base Salary: For periods on and after the Effective Date, Executive’s annual base salary is $500,000, subject to applicable withholdings and deductions (“Base Salary”). Executive’s Base Salary may not be decreased during the Term of this Agreement by the Company, but may be increased in the absolute discretion of the Company’s Board of Directors (the “Board”), or, if applicable, an authorized committee thereof, in accordance with the rules and procedures governing the Board. To the extent Executive’s Base Salary is increased during the Term, such increased rate shall thereafter be considered Executive’s “Base Salary” for purposes of this Agreement.
(b)Annual Bonus: In addition to Executive’s Base Salary, during the Term Executive shall continue to receive an annual cash bonus for services rendered by Executive to the Partnership Parties (the “Annual Bonus”). The Annual Bonus shall be payable to

Executive no later than March 30 of the year following the year for which such Annual Bonus relates.
(i)2022 and 2023. The Annual Bonus for the 2022 and 2023 calendar years shall be equal to an amount between one hundred twenty-five percent (125%) (the “Low Annual Bonus”) and two-hundred percent (200%) of Executive’s Base Salary (the “High Annual Bonus”), subject to applicable withholdings and deductions. Executive’s Annual Bonus for the 2022 calendar year shall be determined in a manner and utilizing a qualitative assessment of financial and individual performance achievements consistent with the determination of Executive’s Annual Bonus in prior years that preceded the Effective Date. Executive’s Annual Bonus for the 2023 calendar year shall be equal to the High Annual Bonus; provided, that, if a Change in Control occurs prior to the payment of the Annual Bonus for the applicable year, such Annual Bonus shall be equal to the Low Annual Bonus. For purposes of this subparagraph (i), the Annual Bonus (i.e., the percentage or range of percentages of Base Salary used to establish Executive’s bonus or target bonus hereunder) may not be decreased by the Company with respect to the 2022 or 2023 calendar years, but may be increased in the absolute discretion of the Board, or, if applicable, an authorized committee thereof, in accordance with the rules and procedures governing the Board. To the extent Executive’s Annual Bonus (i.e., the percentage or range of percentages of Base Salary used to establish Executive’s bonus or target bonus hereunder) is increased with respect to the 2022 or 2023 calendar years, such increased rate shall thereafter be considered Executive’s “Annual Bonus” for purposes of this subparagraph (i).
(ii)2024, Etc. For the 2024 calendar year (and thereafter), the target amount of the Annual Bonus shall be equal to a percentage or range of percentages of Executive’s Base Salary, as determined by the Board, in its sole discretion, subject to applicable withholdings and deductions. For the 2024 calendar year (and thereafter), Executive’s Annual Bonus shall be determined in a manner and utilizing a qualitative assessment of financial and individual performance achievements consistent with the determination of Executive’s Annual Bonus in prior years that preceded the Effective Date.
(c)Long-Term Incentive Compensation Awards: Executive shall be eligible to receive awards under the Sanchez Production Partners LP Long-Term Incentive Plan or any successor thereto (the “Plan”) and to participate in any long-term incentive programs available generally to the Company’s executive officers in the future, both as determined in the sole discretion of the Board, or, if applicable, a committee thereof.
(d)Additional Bonus. If, as of the date that an award under the Plan (or other applicable long-term incentive program of the Company) as described in Section 3(c) above would otherwise be granted, (i) either (1) the common units representing limited partner interests in the Partnership (“Common Units”) are no longer publicly traded on (A) any exchange registered with the Securities and Exchange Commission (the “SEC”) under Section 6(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor to such Section), or (B) any other securities exchange (whether or not registered with the SEC under Section 6(a) (or any successor to such Section) of the Exchange Act) that the Company shall designate as a “National Securities Exchange” for purposes of the Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”) or the Partnership has otherwise been delisted, (2) the Board has made a public announcement that the Partnership will no longer make cash distributions on the Common Units, or (3) the Board has made a formal determination in writing that no cash distributions will be made on the Common Units for the first quarter of the applicable calendar year, and (ii) as a result of the event(s) described in clause (i), the Board (or the applicable committee) in its discretion elects not to grant any award to the Executive under the Plan (or other applicable long-term incentive program) pursuant to paragraph (c) above, then the Executive will be entitled to an additional cash bonus award, in an amount to be determined by the Board in its discretion and which shall be paid to the Executive at the same time the Annual Bonus is paid (each such additional cash bonus award, an “Additional Bonus”). Notwithstanding the foregoing, no bonus shall be paid in substitution for compensation subject to (and not exempt from) Section 409A of the of the Internal Revenue Code of 1986 (the “Code”), to the extent such payment would result in the imposition of additional tax, interest and/or penalties upon Executive under Section 409A of the Code.
(e)Special Bonus. In recognition of Executive’s entry into this Agreement and continued services for and on behalf of the Partnership Parties, a special bonus of $562,500, subject to applicable withholdings and deductions, shall be paid to Executive in a lump sum within fifteen (15) days after the Effective Date.
4.Termination:
(a)Services Terminable At-Will; Notice of Termination: The Term and Executive’s employment hereunder may be terminated by Executive or the Company at any time and for any reason, the date of such termination of employment being, the “Termination Date”; provided, that, any purported termination by Executive or the Company shall be communicated by a written “Notice of Termination” to the other in accordance with Section 18 below. The Notice of Termination shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s services, under the provision so indicated, and (iii) specify the effective Termination Date of Executive’s services hereunder (which shall not be earlier than the date the Notice of Termination is sent, and shall not be later than thirty (30) days after the date of the Notice of Termination is sent).
(b)Definitions: For purposes of this Agreement, the following definitions shall apply:
(i)Affiliate: means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(ii)Cause: the Company will have “Cause” to terminate Executive’s services under this Agreement for any of the following reasons:
(A)Executive’s conviction of, or plea of nolo contendere to, any felony or crime involving moral turpitude in connection with the performance of his duties to the Partnership Parties;
(B)Executive being charged with, or a defendant in, an action brought by the SEC or another federal or state regulator based primarily on Executive’s individual alleged acts or omissions during Executive’s appointment as an officer of, or while providing services to, the Partnership Parties;
(C)Executive’s commission of a willful and material act of fraud or embezzlement of the Company’s funds or other assets causing material damage to the Company; or
(D)Executive’s willful and material misrepresentations or concealments on any written reports submitted to the Board;
provided, that, any of the events described in Section 4(b)(ii)(C) or Section 4(b)(ii)(D) above shall constitute Cause only if Executive fails to cure such event to the reasonable satisfaction of the Board within thirty (30) calendar days of receiving written notice from the Board of the event which allegedly constitutes Cause; and provided further, that a termination shall not be deemed to be for Cause under Section 4(b)(ii)(C) or Section 4(b)(ii)(D) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board (other than Executive, if applicable), at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive, and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Section 4(b)(ii)(C) or Section 4(b)(ii)(D), above, and specifying the particulars thereof in detail.
For the purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s actions or omission was in the best interests of the Partnership Parties. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the instructions of the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Partnership Parties.
(iii)Change in Control: means the occurrence of any of the following events: (A) the Company withdraws or is removed as the general partner of the Partnership, (B) the Company transfers any portion of its general partner interest in the Partnership to any Person other than an Affiliate of the Company, (C) any merger, consolidation or other transaction involving the Partnership or the Company and another Person (other than an Affiliate thereof), whether in one or a series of related transactions, which results in one or more Persons directly or indirectly acquiring control over more than fifty percent (50%) of the equity interests of the Partnership or the Company, as applicable, (D) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership, (E) any dissolution or liquidation of the Partnership or the Company (other than in connection with a bankruptcy proceeding or a statutory winding up); or (F) any other transaction pursuant to which the Company or any Affiliate controlled by the Company exercises its rights to purchase all of the Partnership’s Common Units pursuant to Section 15.1 of the Partnership Agreement.
(iv)Common Unit Price: means (A) if the consideration to be received in the Change in Control by the holders of Common Units is solely cash, the amount of cash consideration per Common Unit or (B) if the consideration to be received in the Change in Control by holders of Common Units is other than solely cash (1) the average of the closing sale prices per Common Unit (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change in Control as reported on the principal U.S. securities exchange on which the Common Units are then traded, or (2) the average of the last quoted bid prices for the Common Units in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change in Control, if the Common Units are not then listed for trading on a U.S. securities exchange.
(v)Good Reason: Executive will have “Good Reason” to terminate his employment hereunder for any of the following reasons to which Executive does not consent in writing:
(A)the relocation of Executive’s primary place of performing services for the Partnership Parties to a location more than fifty (50) miles from Executive’s primary place of performing services as set forth in Section 2;
(B)a material diminution in Executive’s Base Salary;

(C)a material diminution in the authority, duties or responsibilities of Executive to the Partnership Parties; or
(D)any other action or inaction that constitutes the Company’s material breach of any provision of this Agreement;
provided, that, any of the conditions described in Section 4(b)(v)(A) through 4(b)(v)(D) above shall constitute Good Reason only if the Company fails to cure such condition to the reasonable satisfaction of Executive within thirty (30) calendar days of receiving written notice from Executive of the condition which allegedly constitutes Good Reason; and provided further, that, Executive’s termination shall constitute a termination by Executive for Good Reason only if the Termination Date occurs not later than ninety (90) calendar days following the initial existence of one or more of the conditions described in Section 4(b)(v)(A) through 4(b)(v)(D) above. Notwithstanding the provisions of this clause (v), “Good Reason” shall not include (whether pursuant to this Agreement, the Interim Agreement, the Prior Agreement or otherwise) (x) Executive’s appointment to the position of Interim Chief Executive Officer, or (y) the replacement of Executive as Interim Chief Executive Officer with a permanent President and Chief Executive Officer; provided, that, upon such replacement, Executive otherwise continues to serve as Chief Financial Officer and Secretary of the Company pursuant to the applicable terms of this Agreement.
(vi)Disability: For purposes of this Agreement, “Disability” shall mean the earlier of:
(A)a written determination by a physician that Executive has been unable to substantially perform his usual and customary services for the Partnership Parties under this Agreement for a period of at least one hundred twenty (120) consecutive days (or one hundred eighty (180) non-consecutive days) during any twelve (12) month period as a result of Executive’s incapacity due to mental or physical illness; or
(B)“disability” as such term is defined in the Company’s applicable long-term disability insurance plan as it is in effect at the time Executive becomes Disabled.
(vii)Person: means any individual, corporation, limited liability company, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof, or other entity.
(c)Compensation Upon Certain Events.
(i)Termination by the Company for Cause or by Executive Without Good Reason: If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, then:
(A)the Company shall pay to Executive an amount equal to Executive’s accrued but unpaid then-current Base Salary through the Termination Date, and
(B)the treatment of each long-term incentive compensation award shall be governed by the terms and conditions of the applicable award agreement for such award and the Plan or similar incentive award program under which such award was granted.

(ii)Termination Upon Executive’s Death or Disability: Upon Executive’s death or the termination of Executive’s employment hereunder by the Company or Executive as a result of Executive becoming Disabled:
(A)the Company shall pay to Executive (or his designated beneficiaries), an amount equal to Executive’s accrued but unpaid then-current Base Salary through the Termination Date;
(B)the Company shall pay to Executive, in a single lump sum within fourteen (14) calendar days of the Termination Date, to the extent not yet paid to Executive (or his designated beneficiaries), (1) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties (including the amount of any Additional Bonus, if applicable), and (2) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year, up to an amount that is not to exceed the Low Annual Bonus if such last full year was calendar year 2023 (and further adjusted to include the amount of any Additional Bonus, if applicable), and pro-rated based on Executive’s Termination Date; and
(C)any units which may have been awarded to Executive under the Plan or any other long-term incentive programs available generally to the Company’s executive officers in the future, in each case, shall vest in full as of the Termination Date and convert into Common Units as set forth in the applicable award agreement.
(iii)Termination by the Company Without Cause or by Executive for Good Reason: If Executive’s employment hereunder is terminated by the Company without Cause, or by Executive for Good Reason, then:
(A)the Company shall pay to Executive an amount equal to (1) two hundred percent (200%) of Executive’s Base Salary plus (2) two hundred percent (200%) of the largest Annual Bonus (including the amount of any Additional Bonus, if applicable) paid to (or due to be paid to) Executive for the year in which the Termination Date occurred or any year in the three (3)-calendar year period immediately preceding the Termination Date, which shall be paid in a single lump sum within fourteen (14) calendar days of the Termination Date;
(B)if Executive timely elects continuation coverage under COBRA, then the Company shall pay the COBRA premiums for Executive and his eligible dependents directly to the applicable insurer(s) during the COBRA continuation period;
(C)the Company shall pay to Executive, in a single lump sum within fourteen (14) calendar days of the Termination Date, an amount equal to all outstanding amounts owed to Executive for services performed by Executive for or on behalf of the Partnership Parties, including, without limitation, (1) the amount of Executive’s accrued but unpaid then current Base Salary through the Termination Date, and (2) to the extent not yet paid to Executive, (a) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties (including the amount of any Additional Bonus, if applicable), and (b) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year, up to an amount that is not to exceed the Low Annual Bonus if such last full year was calendar year 2023 (and further adjusted to include the amount of any Additional Bonus, if applicable), and pro-rated based on Executive’s Termination Date; and

(D)any units which may have been awarded to Executive under the Plan or any other long-term incentive programs available generally to the Company’s executive officers in the future, in each case, shall vest in full as of the Termination Date and convert into Common Units as set forth in the applicable award agreement.
(iv)Change in Control: If (x) a Change in Control occurs on or prior to April 1, 2024, and (y) during the period beginning sixty (60) days prior to and ending two (2) years immediately following such Change in Control (it being understood that no such Change in Control has occurred during the two (2)-calendar year period preceding the Effective Date), either (A) Executive’s death occurs, (B) Executive’s employment hereunder is terminated by the Company or Executive as a result of Executive becoming Disabled, or (C) Executive terminates his employment with the Company for any reason, in each case constituting a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”), then:
(A)the Company shall pay to Executive an amount equal to (1) two hundred percent (200%) of $375,000; plus (2) two hundred percent (200%) of the largest Annual Bonus (including the amount of any Additional Bonus, if applicable) paid to (or due to be paid to) Executive for the year in which the Termination Date occurred or any year in the three (3)-calendar year period immediately preceding the Termination Date, but in no event shall such “largest Annual Bonus” exceed $468,750 for purposes of this Section 4(c)(iv)(A), which shall be paid in a single lump sum within fourteen (14) calendar days of the Termination Date;
(B)if Executive timely elects continuation coverage under COBRA, then Company shall pay the COBRA premiums for Executive and his eligible dependents directly to the applicable insurer(s) during the COBRA continuation period;
(C)the Company shall pay to Executive, in a single lump sum within fourteen (14) calendar days of the Termination Date, an amount equal to all outstanding amounts owed to Executive for services performed by Executive for or on behalf of the Partnership Parties, including, without limitation, (1) the amount of Executive’s accrued but unpaid then current Base Salary through the Termination Date, and (2) to the extent not yet paid to Executive, (a) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties (including the amount of any Additional Bonus, if applicable), and (b) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year, up to an amount that is not to exceed (x) the Low Annual Bonus if such last full year was calendar year 2023, or (y) $468,750 if such last full year was not calendar year 2023 (and further adjusted to include the amount of any Additional Bonus, if applicable), and pro-rated based on Executive’s Termination Date; and
(D)any units which may have been awarded to Executive under the Plan or any other long-term incentive programs available generally to the Company’s executive officers in the future, in each case, shall vest in full as of the date of the Change in Control and convert into Common Units as set forth in the applicable award agreement.
(d)Attorneys’ Fees: In the event that Executive substantially prevails in a litigation regarding whether (i) Executive’s services were terminated for Cause, or (ii) Executive resigned for Good Reason, Executive shall be entitled to an award including the attorneys’ fees and costs Executive incurs in connection with such litigation (including any appeals thereof).

(e)No Mitigation or Offset: Executive shall not be required to mitigate the amount of any payment or other obligation of the Company provided for in this Agreement by seeking retention as an independent contractor, employment, or otherwise, and no such payment or other obligation of the Company shall be offset or reduced by the amount of any compensation provided to Executive in any subsequent independent contractor or employment relationship.
5.Indemnification: The Company agrees to hold harmless and indemnify Executive for any acts or omissions taken or made by Executive during the Term within the scope of his authority (as and when applicable) as the Interim Chief Executive Officer, Chief Financial Officer and Secretary of the Company to the greatest extent allowed by applicable law. Without limiting the foregoing, Executive’s right to indemnity hereunder shall include the Company’s advancement of all costs and expenses (including attorneys’ fees and expenses) in connection with the defense of any actual or threatened claim, subject to the Company’s receipt of an undertaking by Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company as authorized by this Agreement. Additionally, during the Term, and for at least six (6) years following the termination of Executive’s appointment as an officer of the Company (regardless of the reason for such termination), the Company shall maintain directors and officers insurance for the benefit of Executive that is no less favorable than the directors and officers insurance provided to any other director, officer, or executive of the Company. The rights provided in this Section 5 are in addition to any other rights to indemnification, exculpation, or contribution Executive may otherwise have under any agreement, contract, policy, by-law, certificate of incorporation, or otherwise.
6.Section 409A of the Code:
(a)This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and will be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, any references under this Agreement to the termination of Executive’s employment hereunder, or “Termination Date” shall be deemed to refer to the date upon which Executive has experienced a Separation from Service. It is the intent of the Parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A of the Code. Accordingly, the Company agrees that it will not, without Executive’s prior written consent, take any action inconsistent with this Agreement that would result in the imposition of tax, interest and/or penalties upon Executive under Section 409A of the Code.
(b)Notwithstanding any provision in this Agreement or elsewhere to the contrary, if upon a termination of employment Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death (the “Delayed Payment Date”), and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as a short-term deferral (within the meaning of Section 409A of the Code and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A of the Code and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A of the Code and the Final Treasury Regulations, shall not be subject to such six-month delay. On the Delayed Payment Date, the Company will pay to Executive a lump sum amount equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect. Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its Affiliates must be delayed pursuant to this Section 6(b), Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company or its Affiliates, as applicable, for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Company pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’s Separation From Service.
(c)Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
(d)To the extent that any payment hereunder is subject to Section 409A of the Code and may be payable in one of two calendar years, payment shall be made in the later year.
(e)In the event that either Executive or the Company’s senior management becomes aware that any provision of this Agreement violates Section 409A of the Code, the Parties will meet and confer regarding such issues and will engage in good faith discussions regarding whether and how the Agreement can be modified so as to minimize the likelihood of a Section 409A violation while providing Executive with financial terms substantially commensurate to those set forth in this Agreement.
(f)Notwithstanding the foregoing, the Company and the Partnership make no representations or warranties and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of Section 409A of the Code.
7.Tax Withholding: The Company may withhold from any payments or benefits referenced under this Agreement, and payable from the Company to Executive, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and any deductions authorized by Executive.
8.Entire Agreement: This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, negotiations, and/or undertakings, whether written or oral. Executive specifically agrees that Executive is not relying on any representations, promises, understandings, discussions, negotiations, or undertakings, whether written or oral, express or implied, other than those contained in this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Agreement supersedes or affects the validity of any indemnification agreement, long term incentive plan, or equity, severance, bonus or other similar agreement between Executive and the Company, or any of its parents, subsidiaries, affiliates, or related companies, or any of their successors, which shall remain in effect in accordance with their terms.
9.Governing Law: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflict of laws.
10.Invalid or Unenforceable Provisions: If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible. This Agreement shall be severable, and the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.

11.Successors and Assigns; Third Party Beneficiary:
(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession or assignment had taken place. The term “Company” as used herein shall include each such entity’s successors and assigns. The term “successors and assigns” as used herein shall include, without limitation, a corporation or other entity acquiring a majority ownership of the Company or all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.
(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.
12.No Waiver: No failure on the part of any Party at any time to require the performance by any other Party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such Party’s right to enforce such term, and no waiver on the part of any Party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach hereof.
13.Modification or Amendment: This Agreement may not be modified, altered, or amended, nor shall any new contract be entered into between the Parties hereto, except in a writing signed by both Executive and the Board.
14.Headings: Headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.
15.Construction: The Parties have had ample opportunity to review, and have in fact reviewed and understand, this Agreement. Accordingly, the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.
17.Right to Counsel: Each Party, including Executive, acknowledges that such Party has had the right to seek the advice of independent legal counsel prior to the execution of this Agreement. By executing this Agreement, each Party warrants and represents to each other Party that (i) the executing Party has consulted with an attorney of the executing Party’s choice prior to the execution of this Agreement, to the extent such Party chose to do so, and (ii) the executing Party understands each and every term and provision of this Agreement without explanation by any other Party. Each Party warrants and represents that such Party is under no duress or other coercion to sign this Agreement and that such Party is signing this Agreement of such Party’s own free will.
18.Notices: All notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be provided in writing and shall be sent via overnight delivery (with proof of delivery retained by the sending Party) to the following addresses:

IF TO COMPANY:
Evolve Transition Infrastructure GP LLC
Evolve Transition Infrastructure LP
1360 Post Oak Blvd, Suite 2400
Houston, Texas 77056
Attention: General Counsel
With a copy to:
Sidley Austin LLP
2021 McKinney Ave.
Dallas, Texas 75201
Attention: Eric Winwood
IF TO EXECUTIVE:
Charles C. Ward
c/o Evolve Transition Infrastructure LP
1360 Post Oak Blvd, Suite 2400
Houston, Texas 77056
[Signature Pages Follow]

COMPANY
Dated: March 15, 2023    By: /s/ Michael Bricker
Name: Michael Bricker
Title: Authorized Person

Signature Page to Second Amended and Restated Executive Services Agreement

EXECUTIVE
Dated: March 15, 2023    /s/ Charles C. Ward
Charles C. Ward

Signature Page to Second Amended and Restated Executive Services Agreement